Exhibit 99

For additional information:
Rick Green President & CEO

For Immediate Release	(405) 372-2230
Southwest Bancorp Inc. Announces Election of Chief Financial Officer, Secretary
     December 20, 2010, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market—OKSB), (“Southwest”), today reported that on December 16, 2010 its board of directors elected Laura Robertson as Southwest’s new Executive Vice President and Chief Financial Officer and Priscilla Barnes, Executive Vice President/Regulatory Risk Management, to the additional office of Southwest’s Secretary.
     Laura Robertson (age 37) previously served as Senior Vice President/Finance Division Manager of Southwest and its principal subsidiary, Stillwater National Bank and Trust Company. Ms. Robertson joined Stillwater National in 2006. She has also served as the Public Company Reporting and Tax Manager and Assistant Secretary of Southwest and Stillwater National. Prior to joining Southwest, Ms. Robertson practiced public accounting in the Dallas, Texas metro area. She is a Certified Public Accountant and a member of both the Oklahoma and Texas Society of CPAs as well as the American Institute of Certified Public Accountants. She reported to Kerby Crowell, the former Executive Vice President and Chief Financial Officer, since joining Southwest. Ms. Robertson currently serves on the Board of Directors for Payne County Court Appointed Special Advocates.
     Priscilla Barnes (age 54) served as Executive Vice President, Director of Human Resources and Compliance prior to becoming Executive Vice President/ Regulatory Risk Management in 2010. Ms. Barnes joined Southwest in 2005 as Vice President, Compliance of Stillwater National. Ms. Barnes has 30 years experience in the banking industry. Prior to joining Stillwater National, Ms. Barnes was a federal bank examiner, a senior consultant for a regional accounting firm, and served as a banker in many similar capacities. She was named an Oklahoma State University Regent’s Distinguished Scholar and attended the Graduate School of Banking in Madison, Wisconsin.
     Rick Green, Southwest Bancorp’s President and Chief Executive Officer, stated, “We are fortunate to have these experienced and talented individuals to serve in these offices, and are confident that they will continue their track records of excellence in these new roles Southwest maintains succession plans for all executive officers, which has served us well during this transition.”
     These elections follow the death of Kerby Crowell, who served with distinction as Executive Vice President, Chief Financial Officer, and Secretary for many years before his death in November 2010.
Southwest Bancorp and Subsidiaries
     Southwest is the bank holding company for Stillwater National and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit and investment services, and specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At September 30, 2010 we had total assets of $2.9 billion, deposits of $2.3 billion, and shareholders’ equity of $376.6 million.
     Our area of expertise focuses on the special financial needs of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. We established a strategic focus on healthcare lending in 1974. We provide credit and other services, such as deposits, cash management, and document imaging for physicians and other healthcare practitioners to start or develop their practices and finance the development and purchase of medical offices, clinics, surgical care centers, hospitals, and similar facilities. As

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Announces Election of Chief Financial Officer, Secretary
of September 30, 2010, approximately $706.1 million, or 29%, of our noncovered loans were loans to individuals and businesses in the healthcare industry.
     We also focus on commercial real estate mortgage and construction credits. We do not focus on one-to-four family residential development loans or “spec” residential property credits. Additionally, subprime lending has never been a part of our business strategy, and our exposure to subprime loans and subprime lenders is minimal. One-to-four family mortgages account for less than 5% of total noncovered loans. As of September 30, 2010 approximately $1.8 billion, or 74%, of our noncovered loans was commercial real estate mortgage and construction loans, including $404.7 million of loans to individuals and businesses in the healthcare industry. Our commercial real estate mortgage and construction and commercial loans are concentrated in states that have experienced less adverse effects from the recession than many others.
     We operate six offices in Texas, eleven offices in Oklahoma, and eight offices in Kansas. At September 30, 2010 our Texas segment accounted for $1.0 billion, or 41% of total portfolio loans, followed by $890.6 million, or 36%, from our Oklahoma segment, $309.2 million, or 13%, from our Kansas segment, and $248.9 million, or 10%, from our other states segment.
     Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s public trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.
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